Exhibit 3.1

AMENDMENT NO. 1 TO

THE BYLAWS OF URBAN-GRO, INC.

WHEREAS, urban-gro, Inc.(“UGI”) is anticipating listing its Common Stock on the Nasdaq Capital Market and conduct a public offering;

WHEREAS, the representative of the underwriters of the public offering requires officers, directors and stockholders owning 5% or more of UGI to sign lock-up agreements;

WHEREAS, due to incapacity resulting from COVID-19, one of such stockholders is not in a position to sign the lock-up agreement;

NOW THEREFORE, the Bylaws of urban-gro, Inc. are hereby amended by the addition of Article X set forth below:

“ARTICLE X

MARKET STAND-OFF

Section 10.1 Lock-Up. Except as otherwise agreed in writing with the representative of the underwriters (the “Representative”) in the Initial Offering (as defined below), no officer, director or owner of at least 5% of the Corporation’s outstanding shares of common stock (“Common Stock”) (or securities convertible into or exercisable or exchangeable for shares of Common Stock) shall, without the prior written consent of the Representative, during the period commencing on the date of the adoption of this bylaw and ending on the date that is one hundred and eighty (180) days from the date of the final prospectus relating to the Corporation’s first firm commitment underwritten public offering of its securities pursuant to a registration statement under the Securities Act of 1933, as amended (the “Initial Offering”), or such other earlier date specified by both the Corporation and the Representative (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired by the stockholder or with respect to which the stockholder has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities.

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The foregoing restrictions do not apply to (a) transfers of Lock-Up Securities as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of the stockholder or a family member (for purposes of this Article X, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin); (b) transfers of Lock-Up Securities to a charity or educational institution; (c) if the stockholder is a corporation, partnership, limited liability company or other business entity, (i) any transfers of Lock-Up Securities to another corporation, partnership or other business entity that controls, is controlled by or is under common control with the stockholder or (ii) distributions of Lock-Up Securities to members, partners, stockholders, subsidiaries or affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the stockholder; (d) if the stockholder is a trust, to a trustee or beneficiary of the trust; provided that in the case of any transfer pursuant to the foregoing clauses (i) any such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver to the Representative a lock-up agreement substantially in the form of this bylaw and (iii) no filing under Section 13 or Section 16(a) of the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be voluntarily made.

The certificates representing shares of stock of the Corporation shall bear on their face the following legend so long as the foregoing market stand-off restriction remains in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AS SET FORTH IN THE BYLAWS OF THE CORPORATION. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.””

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

AS APPROVED BY THE BOARD OF DIRECTORS, the effective date of this Amendment No. 1 to the Bylaws of urban-gro, Inc. shall be January 12, 2021.

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